As filed with the Securities and Exchange Commission on December 23, 2009
Registration No. 333-156530

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Ensco International plc
(Exact name of registrant as specified in its charter)

England and Wales	98-0635229
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification Number)

ENSCO House Badentoy Avenue
Badentoy Industrial Estate
Aberdeen
AB12 4YB
Scotland	N/A
(Address of Principal Executive Offices)	(Zip Code)
Ensco Multinational Savings Plan
(Full title of the plan)
CARY A. MOOMJIAN, JR.
Vice President, General Counsel and Secretary
500 North Akard Street, Suite 4300
Dallas, Texas 75201-3331
(214) 397-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
Alan Harvey
Baker & McKenzie LLP
2001 Ross Avenue, Suite 2300
Dallas, Texas 75201
(214) 978-3000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE
          This Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-156530) (as amended, this “Registration Statement”) is being filed pursuant to Rule 414 of the Securities Act of 1933, as amended (the “Securities Act”), by Ensco International plc, a public limited company formed under English law (“Ensco UK”), as the successor issuer to ENSCO International Incorporated, a Delaware corporation (“Ensco Delaware”), following a merger transaction pursuant to an agreement and plan of merger and reorganization (the “Merger Agreement”) whereby Ensco UK became Ensco Delaware’s ultimate parent company and our place of incorporation was changed from Delaware to the United Kingdom. Pursuant to the Merger Agreement, each issued and outstanding share of the common stock of Ensco Delaware, par value $0.10 per share, was converted into the right to receive one American depositary share (collectively, the “ADSs”), which represents one Class A Ordinary Share of Ensco UK, par value $0.10 per share. The ADSs were registered under the Securities Act pursuant to a registration statement on Form F-6 (File No. 333-162978), which was declared effective by the Securities and Exchange Commission (the “Commission”) on December 1, 2009, and the Class A Ordinary Shares of Ensco UK were registered under the Securities Act pursuant to a registration statement on Form S-4/A (File No. 333-162975) filed by Ensco UK, which was declared effective by the Commission on November 19, 2009. We refer to the transactions effecting these changes collectively as the redomestication.
          Ensco UK has assumed Ensco Delaware’s obligation to deliver shares under The Ensco Multinational Savings Plan (the “Plan”). Consequently, ADSs will henceforth be issuable under the Plan in lieu of the shares of common stock of Ensco Delaware. Ensco UK expressly adopts this Registration Statement as its own registration statement for all purposes under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The securities registered under the Registration Statement may include newly issued securities or securities held by Ensco UK’s subsidiaries.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          The following documents filed by Ensco Delaware, or by Ensco UK as successor issuer, with the Commission pursuant to the Exchange Act are hereby incorporated by reference in this Registration Statement:
▪	Ensco Delaware’s annual report on Form 10-K for the year ended December 31, 2008, filed with the Commission on February 26, 2009;

▪	Ensco Delaware’s proxy statement on Schedule 14A, filed with the Commission on April 14, 2009, as supplemented by the additional proxy soliciting material filed with the Commission on April 14, 2009;

▪	Ensco Delaware’s proxy statement relating to a merger or acquisition on Schedule 14A, filed with the Commission on November 20, 2009;

▪	Ensco Delaware’s additional proxy soliciting material relating to a merger or acquisition filed with the Commission on December 16, 2009;

▪	Ensco Delaware’s quarterly report on Form 10-Q for the quarter ended March 31, 2009, filed with the Commission on April 23, 2009;

▪	Ensco Delaware’s quarterly report on Form 10-Q for the quarter ended June 30, 2009, filed with the Commission on July 23, 2009;

▪	Ensco Delaware’s quarterly report on Form 10-Q for the quarter ended September 30, 2009, filed with the Commission on October 22, 2009;

▪	Ensco Delaware’s current reports on Form 8-K (in each case, other than information and exhibits “furnished” to and not “filed” with the Commission in accordance with Commission rules and regulations)

filed with the Commission January 13, 2009, January 28, 2009, February 26, 2009, April 23, 2009, June 9, 2009, June 30, 2009, July 16, 2009, July 23, 2009, September 8, 2009, October 14, 2009, October 22, 2009, November 6, 2009, November 9, 2009, December 1, 2009, and December 16, 2009; and

▪
Ensco UK’s current reports on Form 8-K (in each case, other than information and exhibits “furnished” to and not “filed” with the Commission in accordance with Commission rules and regulations) filed with the Commission on December 16, 2009 and December 23, 2009.

          Each document filed by Ensco UK pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the date of filing of such document. Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
          Not applicable.
Item 5. Interests of Named Experts and Counsel.
          None.
Item 6. Indemnification of Directors and Officers.
Article 145 of Ensco UK’s articles of association (the “Articles”) provides:
145.	INDEMNITY

145.1	To the extent permitted by the Acts and without prejudice to any indemnity to which any person may otherwise be entitled, the Company shall:
(a)
indemnify to any extent any person who is or was a director or officer of the Company, or a director or officer of any associated company, directly or indirectly (including by funding any expenditure incurred or to be incurred by him) against any loss or liability, whether in connection with any negligence, default, breach of duty or breach of trust by him or otherwise, in relation to the Company or any associated company;

(b)
indemnify to any extent any person who is or was a director or officer of an associated company that is a trustee of an occupational pension scheme, directly or indirectly (including by funding any expenditure incurred or to be incurred by him) against any liability incurred by him in connection with the company’s activities as trustee of an occupational pension scheme;

(c)
create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing indemnification to the full extent authorised or permitted by law and including as part thereof provisions with respect to any or all of the foregoing paragraphs of this Article 145.1 to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere.

145.2
Where a person is indemnified against any liability in accordance with Article 145.1, such indemnity shall extend to all costs, charges, losses, expenses and liabilities incurred by him in relation thereto.

Article 91 of the Articles provides:
91	Insurance

Subject to the provisions of the Acts, the board may exercise all the powers of the Company to purchase and maintain insurance for the benefit of a person who is or was a director, alternate director or officer of the Company or of any associated company against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust or any other liability which may lawfully be insured against by the Company.

Section 232 of the Companies Act 2006 provides as follows:
232	PROVISIONS PROTECTING DIRECTORS FROM LIABILITY

(1) Any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

(2) Any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company, or of an associated company, against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is void, except as permitted by—

(a) section 233 (provision of insurance),
(b) section 234 (qualifying third party indemnity provision), or
(c) section 235 (qualifying pension scheme indemnity provision).
(3) This section applies to any provision, whether contained in a company’s articles or in any contract with the company or otherwise.

(4) Nothing in this section prevents a company’s articles from making such provision as has previously been lawful for dealing with conflicts of interest.
Section 233 of the Companies Act 2006 provides as follows:
233	PROVISION OF INSURANCE
Section 232(2) (voidness of provisions for indemnifying directors) does not prevent a company from purchasing and maintaining for a director of the company, or of an associated company, insurance against any such liability as is mentioned in that subsection.
Section 234 of the Companies Act 2006 provides as follows:
234 QUALIFYING THIRD PARTY INDEMNITY PROVISION
(1) Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying third party indemnity provision.
(2) Third party indemnity provision means provision for indemnity against liability incurred by the director to a person other than the company or an associated company. Such provision is qualifying third party indemnity provision if the following requirements are met.
(3) The provision must not provide any indemnity against—
(a) any liability of the director to pay—
(i) a fine imposed in criminal proceedings, or
(ii) a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or
(b) any liability incurred by the director—
(i) in defending criminal proceedings in which he is convicted, or
(ii) in defending civil proceedings brought by the company, or an associated company, in which judgment is given against him, or
(iii) in connection with an application for relief (see subsection (6)) in which the court refuses to grant him relief.
(4) The references in subsection (3)(b) to a conviction, judgment or refusal of relief are to the final decision in the proceedings.
(5) For this purpose—
(a) a conviction, judgment or refusal of relief becomes final—
(i) if not appealed against, at the end of the period for bringing an appeal, or
(ii) if appealed against, at the time when the appeal (or any further appeal) is disposed of; and
(b) an appeal is disposed of—
(i) if it is determined and the period for bringing any further appeal has ended, or
(ii) if it is abandoned or otherwise ceases to have effect.
(6) The reference in subsection (3)(b)(iii) to an application for relief is to an application for relief under—section 661(3) or (4) (power of court to grant relief in case of acquisition of shares by innocent nominee), or section 1157 (general power of court to grant relief in case of honest and reasonable conduct).
Section 235 of the Companies Act 2006 provides as follows:
235 QUALIFYING PENSION SCHEME INDEMNITY PROVISION
(1) Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying pension scheme indemnity provision.
(2) Pension scheme indemnity provision means provision indemnifying a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with the company’s activities as trustee of the scheme.
Such provision is qualifying pension scheme indemnity provision if the following requirements are met.

(3) The provision must not provide any indemnity against—
(a) any liability of the director to pay—
(i) a fine imposed in criminal proceedings, or
(ii) a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or
(b) any liability incurred by the director in defending criminal proceedings in which he is convicted.
(4) The reference in subsection (3)(b) to a conviction is to the final decision in the proceedings.
(5) For this purpose—
(a) a conviction becomes final—
(i) if not appealed against, at the end of the period for bringing an appeal, or
(ii) if appealed against, at the time when the appeal (or any further appeal) is disposed of; and
(b) an appeal is disposed of—
(i) if it is determined and the period for bringing any further appeal has ended, or
(ii) if it is abandoned or otherwise ceases to have effect.
(6) In this section “occupational pension scheme” means an occupational pension scheme as defined in section 150(5) of the Finance Act 2004 (c. 12) that is established under a trust.
Section 239 of the Companies Act 2006 provides as follows:
239 RATIFICATION OF ACTS OF DIRECTORS
(1) This section applies to the ratification by a company of conduct by a director amounting to negligence, default, breach of duty or breach of trust in relation to the company.
(2) The decision of the company to ratify such conduct must be made by resolution of the members of the company.
(3) Where the resolution is proposed as a written resolution neither the director (if a member of the company) nor any member connected with him is an eligible member.
(4) Where the resolution is proposed at a meeting, it is passed only if the necessary majority is obtained disregarding votes in favour of the resolution by the director (if a member of the company) and any member connected with him.
This does not prevent the director or any such member from attending, being counted towards the quorum and taking part in the proceedings at any meeting at which the decision is considered.
(5) For the purposes of this section—
(a) “conduct” includes acts and omissions;

(b) “director” includes a former director;
(c) a shadow director is treated as a director; and
(d) in section 252 (meaning of “connected person”), subsection (3) does not apply (exclusion of person who is himself a director).
(6) Nothing in this section affects—
(a) the validity of a decision taken by unanimous consent of the members of the company, or
(b) any power of the directors to agree not to sue, or to settle or release a claim made by them on behalf of the company.
(7) This section does not affect any other enactment or rule of law imposing additional requirements for valid ratification or any rule of law as to acts that are incapable of being ratified by the company.
Section 1157 of the Companies Act 2006 provides as follows:
1157 POWER OF COURT TO GRANT RELIEF IN CERTAIN CASES
(1) If in proceedings for negligence, default, breach of duty or breach of trust against—
(a) an officer of a company, or
(b) a person employed by a company as auditor (whether he is or is not an officer of the company), it appears to the court hearing the case that the officer or person is or may be liable but that he acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused, the court may relieve him, either wholly or in part, from his liability on such terms as it thinks fit.
(2) If any such officer or person has reason to apprehend that a claim will or might be made against him in respect of negligence, default, breach of duty or breach of trust—
(a) he may apply to the court for relief, and
(b) the court has the same power to relieve him as it would have had if it had been a court before which proceedings against him for negligence, default, breach of duty or breach of trust had been brought.
(3) Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant (in Scotland, the defender) ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case from the jury and forthwith direct judgment to be entered for the defendant (in Scotland, grant decree of absolvitor) on such terms as to costs (in Scotland, expenses) or otherwise as the judge may think proper.
Under Section 250 of the Companies Act 2006, a “director” is defined to include “any person occupying the position of director, by whatever name called.” In the case of Ensco UK, references in the Companies Act 2006 to a “director” would also include certain officers.
On December 22, 2009, Ensco UK and Ensco Delaware entered into deeds of indemnity and indemnification agreements, respectively (collectively, the “indemnity arrangements”), with each of the directors and executive officers that previously served as directors or executive officers of Ensco Delaware and now serve in such capacity for Ensco UK. The indemnity arrangements generally provide that such persons will be indemnified to the fullest extent permitted by applicable law, including with respect to losses suffered or incurred by them, among others, arising out of or in connection with the person’s appointment as a director or officer or serving in such capacity for Ensco UK or any other member of the Ensco UK group, including Ensco Delaware. The indemnity arrangements also provide for advancement of expenses to the directors and officers in connection with legal proceedings under the conditions described therein. The terms of the indemnity arrangements are subject to certain exceptions or exclusions to the extent required by applicable law, including the repayment of advancement of expenses in certain circumstances. Ensco Delaware has also amended its bylaws and Certificate of Incorporation in furtherance of such indemnity arrangements to provide similar indemnification rights to such persons.

Ensco UK will maintain directors and officers insurance coverage, which, subject to policy terms and limitations, will include coverage to reimburse Ensco UK for amounts that it may be required or permitted by law to pay directors or officers of Ensco UK.
Item 7. Exemption from Registration Claimed.
         Not applicable.
Item 8. Exhibits.
Exhibit
Number	Description

4.1	Form of Articles of Association of Ensco International plc (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K filed by ENSCO International Incorporated on December 16, 2009).

4.2	Deposit Agreement, dated as of September 29, 2009, by and among ENSCO International Limited, Citibank, N.A., as Depositary, and the holders and beneficial owners of American Depositary Shares issued thereunder (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-4 (File No. 333-162975) filed by Ensco International plc (formerly named ENSCO International Limited) on November 9, 2009).

4.3	Form of American Depositary Receipt for American Depositary Shares representing Deposited Class A Ordinary Shares of Ensco International plc (incorporated by reference to the prospectus supplement (File No. 333-162978) filed on December 18, 2009 to the registration statement on Form F-6 (File No. 333-162978) filed by Citibank, N.A. as ADS depositary to Ensco International plc).

4.4	Trust Deed with respect to the Trust to be known as the Ensco Multinational Savings Plan, dated as of February 16, 2009 (incorporated by reference to Exhibit 10.61 to the Annual Report on Form 10-K filed by ENSCO International Incorporated on February 26, 2009).

4.5	Deed of Amendment to the Ensco Multinational Savings Plan, dated as of September 25, 2009 (incorporated by reference to Exhibit 10.6 to ENSCO International Incorporated’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009).

4.6	Deed of Amendment No. 2 to the Ensco Multinational Savings Plan, dated December 21, 2009 and effective as of December 23, 2009 (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by Ensco International plc on December 23, 2009).

5.1*	Opinion of Baker & McKenzie LLP, London.

15.1*	Letter regarding unaudited interim financial information.

23.1*	Consent of KPMG LLP.

23.2*	Consent of Baker & McKenzie LLP, London (included in its opinion filed as Exhibit 5.1 hereto).

24.1**	Powers of Attorney.

*	Filed herewith.

**	Previously filed.
Item 9. Undertakings.
(a)	The undersigned registrant hereby undertakes:
          (1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
           (i)      To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii)     To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
          (iii)     To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.
          (2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on December 23, 2009.

Ensco International plc
By:	/s/ James W. Swent III
James W. Swent III
Senior Vice President – Chief Financial Officer

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* David M. Carmichael	Director	December 23, 2009
* J. Roderick Clark	Director	December 23, 2009
* C. Christopher Gaut	Director	December 23, 2009
* Gerald W. Haddock	Director	December 23, 2009
* Thomas L. Kelly II	Director	December 23, 2009
* Daniel W. Rabun	Chairman, President and Chief Executive Officer	December 23, 2009
* Keith O. Rattie	Director	December 23, 2009
* Rita M. Rodriguez	Director	December 23, 2009
* Paul E. Rowsey	Director	December 23, 2009
/s/ James W. Swent III James W. Swent III	Senior Vice President – Chief Financial Officer	December 23, 2009
* David A. Armour	Vice President – Finance	December 23, 2009
* Douglas J. Manko	Controller and Assistant Secretary	December 23, 2009

*By: /s/ James W. Swent III
James W. Swent III, Attorney-in-Fact

10

          Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in George Town, Grand Cayman, Cayman Islands, on this 23rd day of December, 2009.

ENSCO MULTINATIONAL SAVINGS PLAN

By:	CITCO TRUSTEES (CAYMAN) LIMITED
Trustee

By:	/s/ Christine Belargent
Name:	Christine Belargent
Title:	Authorized Signatory

By:	/s/ Nicholas Watkins
Name:	Nicholas Watkins
Title:	Authorized Signatory
          Pursuant to the requirements of the Securities Act of 1933, the Ensco Multinational Savings Plan has duly caused this registration statement to be signed on its behalf by the undersigned, its representative in the United States, thereunto duly authorized, in the City of Dallas, State of Texas, on this 23rd day of December, 2009.

ENSCO MULTINATIONAL SAVINGS PLAN

By:	/s/ Cary A. Moomjian, Jr.
Cary A. Moomjian, Jr.
Vice President, General Counsel and Secretary of Ensco International plc

EXHIBIT INDEX
Exhibit
Number	Description

4.1	Form of Articles of Association of Ensco International plc (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K filed by ENSCO International Incorporated on December 16, 2009).

4.2	Deposit Agreement, dated as of September 29, 2009, by and among ENSCO International Limited, Citibank, N.A., as Depositary, and the holders and beneficial owners of American Depositary Shares issued thereunder (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-4 (File No. 333-162975) filed by Ensco International plc (formerly named ENSCO International Limited) on November 9, 2009).

4.3	Form of American Depositary Receipt for American Depositary Shares representing Deposited Class A Ordinary Shares of Ensco International plc (incorporated by reference to the prospectus supplement (File No. 333-162978) filed on December 18, 2009 to the registration statement on Form F-6 (File No. 333-162978) filed by Citibank, N.A. as ADS depositary to Ensco International plc).

4.4	Trust Deed with respect to the Trust to be known as the Ensco Multinational Savings Plan, dated as of February 16, 2009 (incorporated by reference to Exhibit 10.61 to the Annual Report on Form 10-K filed by ENSCO International Incorporated on February 26, 2009).

4.5	Deed of Amendment to the Ensco Multinational Savings Plan, dated as of September 25, 2009 (incorporated by reference to Exhibit 10.6 to ENSCO International Incorporated’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009).

4.6	Deed of Amendment No. 2 to the Ensco Multinational Savings Plan, dated December 21, 2009 and effective as of December 23, 2009 (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by Ensco International plc on December 23, 2009).

5.1*	Opinion of Baker & McKenzie LLP, London.

15.1*	Letter regarding unaudited interim financial information.

23.1*	Consent of KPMG LLP.

23.2*	Consent of Baker & McKenzie LLP, London (included in its opinion filed as Exhibit 5.1 hereto).

24.1**	Powers of Attorney.

* Filed herewith.

** Previously filed.